Exhibit 10.35

CONTRACT

for production of hydrocarbons in South Alibek Oil Field

located within the limits of blocks XXII-23 A (partially), D

(partially), and E (partially) in the territory of Mugalzhar

(Mugodzhar) region,

Aktyubinskaya Oblast, Republic of Kazakhstan

between

THE MINISTRY OF ENERGY AND MINERAL RESOURCES

OF THE REPUBLIC OF KAZAKHSTAN

(the “Competent Body”)

and

JOINT-STOCK COMPANY CASPI NEFT TME

(the “Contractor”)

Astana – 2006

INDEX

ARTICLE I.	DEFINITIONS AND INTERPRETATION

ARTICLE II.	OBJECT OF THE CONTRACT

ARTICLE III.	CONTRACT TERM

ARTICLE IV.	CONTRACT AREA

ARTICLE V.	RIGHT OF OWNERSHIP TO ASSETS AND INFORMATION

ARTICLE VI.	REPUBLIC’S RIGHT TO REQUISITION AND ACQUISITION OF HYDROCARBONS

ARTICLE VII.	GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

ARTICLE VIII.	WORK PROGRAMS

ARTICLE IX.	PRODUCTION

ARTICLE X.	ASSOCIATED GAS

ARTICLE XI.	ACCOUNTING AND REPORTING

ARTICLE XII.	MEASUREMENT OF PETROLEUM

ARTICLE XIII.	SUBCONTRACTING AND PERFORMANCE OF SUBCONTRACT WORKS

ARTICLE XIV.	FINANCE AND BANKING

ARTICLE XIV-I.	SOCIAL FUND AND PENSION CONTRIBUTIONS

ARTICLE XIV-II.	ACCOUNTING

ARTICLE XV.	TAXES AND OTHER OBLIGATORY PAYMENTS

ARTICLE XVI.	GUARANTEES OF STABILITY OF CONTRACT

ARTICLE XVII.	INSURANCE

ARTICLE XVIII.	ABANDONMENT AND ABANDONMENT FUND

ARTICLE XIX.	SUBSOIL AND ENVIRONMENTAL PROTECTION

ARTICLE XX.	PUBLIC AND PERSONNEL SAFETY

ARTICLE XXI.	PARTIES LIABILITY FOR BREACHING THE TERMS OF THE CONTRACT

ARTICLE XXII.	TERMINATION AND BREACH OF THE CONTRACT

ARTICLE XXIII.	FORCE MAJEURE

ARTICLE XXIV.	CONFIDENTIALITY

ARTICLE XXV.	TRANSFER OF RIGHTS AND OBLIGATIONS

ARTICLE XXVI.	APPLICABLE LAW

ARTICLE XXVII.	DISPUTE SETTLEMENT PROCEDURE

ARTICLE XXVIII.	LANGUAGE OF CONTRACT

ARTICLE XXIX.	MISCELLANEOUS

APPENDIXES:

1.	Mining allotment;

2.	Expert opinion of State Commission on Mineral Resources on reserves of mineral resources dated April 22, 2005;

3.	Agreement on acquisition of information # 247 of October 21, 1999 and Agreement on acquisition of information # 844 of September 9, 2002;

4.	Work Program;

5.	Technical and Economic Feasibility.

ATTACHED DOCUMENTS:

1.	Minutes of direct negotiations between Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and Caspi Neft TME JSC on granting of subsoil use right for production of hydrocarbon raw materials at the oilfield South Alibek, located on Actobe region dated June 27 and 29, 2005;

2.	Minutes No267/2005 of the session of Technical Committee of TD Zapkaznedra of September 12, 2005;

3.	Expert opinions of Ministers and governmental agencies;

4.	The Minutes of session of Working Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan dated September 13, 2005.

This Contract for the Production of Hydrocarbons in the South Alibek Oil Field located within the limits of blocks XXII-23 A (partially), D (partially), and E (partially) in the territory of Mugalzhar (Mugodzhar) region, Aktyubinskaya Oblast, Republic of Kazakhstan, is entered into on December 29, 2006 by and between:

the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) representing the Republic of Kazakhstan, and

Caspi Neft TME, a joint stock company registered in accordance with the legislation of the Republic of Kazakhstan (the “Contractor”).

The Competent Body and the Contractor shall be hereinafter referred to individually as the “Party” and collectively as the “Parties”.

WITNESSETH:

1.	WHEREAS, in accordance with the Constitution of the Republic of Kazakhstan, Subsoil and mineral resources including oil located therein are owned by the Republic of Kazakhstan;

2.	WHEREAS, the Republic of Kazakhstan wishes to rationally and effectively use mineral resources including the Production of Hydrocarbons;

3.	WHEREAS, the Contractor wishes and has financial capabilities to carry out Production of Hydrocarbons under the Contract in the rational and efficient way;

4.	WHEREAS, in accordance with Article 6 of the Law “On Petroleum” and Government Resolution No. 1105 of October 28, 2004 (the “Resolution No. 1105”), the Government vested the Competent Body with the right to execute and implement subsoil contracts;

5.

WHEREAS, on March 7, 2000, the Competent Body and the Contractor entered into the Contract for the Exploration of Hydrocarbons in the South Alibek Oil Field located within the limits of exploration blocks XXII-23 A (partially), D (partially), and E (partially) in the territory of the Mugodzhar Region, Aktyubinskaya

Oblast, Republic of Kazakhstan according to which in the event of a Commercial Discovery the Contractor has the exclusive right to negotiate and execute the contract for the production of Hydrocarbons in the Contract Area;

6.	WHEREAS, the Contractor has declared a Commercial Discovery in the Contract Area in accordance with the Exploration Contract;

7.	WHEREAS, the Competent Body, pursuant to the Protocol of direct negotiations between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and Caspi Neft TME SJSC regarding granting the subsoil right to produce hydrocarbons in the South Alibek Oil Field in the Aktyubinskaya Oblast dated June 29, 2005, has granted to the Contractor the exclusive right to execute the contract for Production of Hydrocarbons in the Contract Area;

8.	WHEREAS, the Competent Body and the Contractor have agreed that this Contract shall regulate their reciprocal rights and obligations in carrying out the Production; and

9.	WHEREAS, the Parties wish to conclude this Production Contract pursuant to the Law “On Petroleum”;

NOW, THEREFORE, in consideration of the premises, mutual covenants and conditions contained herein, the Parties have agreed as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATION

1.1	Definitions and terms not defined in this Article shall have the meaning ascribed to them in the Law No.2350 of the Republic of Kazakhstan “On Oil” (the “Petroleum Law”) dated June 28, 1995 (as amended), Law No.2828 of the Republic of Kazakhstan “On Subsoil and Subsoil Use” (the “Subsoil Law”) dated January 27, 1996 (as amended), and other regulatory legal acts applicable to subsoil use. The following capitalized terms, when used in this Contract, unless otherwise expressly specified herein, shall have the respective meanings set forth below:

1.1.1	“Budget” means the estimate of costs associated with Production itemized by categories and included in the Work Program;

1.1.2	“Reimbursable Expenses” means Exploration costs including without limitation exploration costs deductible from the taxable income of the Contractor gained in the process of Production of Hydrocarbons under this Contract in the form of depreciation deductions or any other form and determined in accordance with the Exploration Contract and the applicable legislation as of the effective date of the Exploration Contract.

1.1.3	“Geological Information” means all existing geophysical, engineering, environmental, and geodesic data (including the data on the magnetic tape), maps, reviews, reports, and research files which the Contractor considers necessary for conducting of Petroleum Operations including magnetic, gravimetric and seismic exploration, well logging and analysis of well logging data, analysis of core samples, well files, geological and geophysical maps and reports, Field studies of the Oilfield, assessment of reserves, exact geodesic coordinates of all wells, seismic line and other data regarding the Contract Area.

1.1.4	“Contract Year” means a period of 12 consecutive calendar months under the Gregorian Calendar beginning on the Effective Date or any anniversary thereof.

1.1.5	“Annual Work Program” means a plan of actions of the Contractor for a certain calendar year including the volumes and activities on Production and financial expenditures.

1.1.6	“Mining Allotment” means the annex to this Contract which constitutes an integral part thereof and schematically defines and depicts a section of subsoil where the Contractor is entitled to carry out Production under this Contract.

1.1.7	“State Agency” means the central executive agency of the Republic of Kazakhstan empowered to perform certain functions on behalf of the Republic of Kazakhstan.

1.1.8	“Effective Date” has the meaning ascribed thereto in the Article 3.1. of this Contract.

1.1.9	“Effective Legislation” means laws, resolutions, and other regulatory legal acts of the Republic of Kazakhstan, including as the case may be, principles of international law and international agreements ratified by the Republic, which became effective and are in effect as of the Effective Date of this Contract.

1.1.10	“Day” means a calendar day.

1.1.11	“Production” means the entire range of works (operations) related to the extraction of Hydrocarbons from the Subsoil onto the surface including among others:

(i)	construction, operation, servicing, maintenance and repair of production and injection wells;

(ii)	extraction of oil onto the surface, and the organization and maintenance of working procedures in development wells, recycling and other secondary and tertiary recovery projects;

(iii)	construction, operation, maintenance, repair and decommissioning of underground and ground equipment and facilities, including Contractor’s pipeline for the oil transportation from the Production site to the point of transfer of oil to the main pipeline and/or other transportation means;

(iv)	processing (including treatment and refining of oil to remove stratum water and mechanical inclusions), loading, storing, transportation and delivery of Hydrocarbons to the Processing Point;

(v)	extraction of associated components from oil and utilization of natural and associated gas;

(vi)	subsurface injection of drilling wastes;

(vii)	and other operations related to and pertaining to extraction of hydrocarbons from Subsoil onto the surface.

1.1.12	“Dollar” or “US$” means the lawful currency of the United States of America.

1.1.13	“Tax Law” means Law No. 2235 of the Republic of Kazakhstan “On Taxes and Other Compulsory Payments to the Budget” dated April 24, 1995 as amended as of March 7, 2000.

1.1.14	“Subsoil Law” means Law No. 2828 of the Republic of Kazakhstan “On Subsoil and Subsoil Use» dated January 27, 1996 (as amended).

1.1.15	“Petroleum Law” means Law No. 2350 of the Republic of Kazakhstan “On Oil” dated June 28, 1995 (as amended).

1.1.16	“Foreign Exchange” means any lawful currency other than the currency of the Republic of Kazakhstan.

1.1.17	“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1st and ending on December 31st in the same year, according to the Gregorian Calendar.

1.1.18	“Calendar Quarter” or “Quarter” means a period of three consecutive months beginning on January 1st, April 1st, July 1st and October 1st of each Calendar Year.

1.1.19	“Commercial Discovery” means discovery of one or more commercially feasible Fields of Hydrocarbons in the Contract Area.

1.1.20	“Competent Body” means the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan acting in accordance with the Resolution No. 1105 as the agency authorized to execute and implement subsoil use contracts, and as any lawful successor of the Ministry.

1.1.21	“Contract” means the present Contract for Production of Hydrocarbons in South Alibek Oil Field located within the limits of blocks XXII-23 A (partially), D (partially), and E (partially) in the Mugalzhar (Mugodzhar) Region, Aktyubinskaya Oblast, Republic of Kazakhstan, executed between the Competent Body and the Contractor together with Annexes hereto.

1.1.22	“Exploration Contract” means the Contract for Exploration of Hydrocarbons in South Alibek Oil Field located within the limits of blocks XXII-23 A (partially), D (partially), and E (partially) in the territory of the Mugodzhar Region, Aktyubinskaya Oblast, Republic of Kazakhstan, state registration number No. 419 of March 7, 2000 (as amended).

1.1.23	“Contract Area” means the area delineated in the Mining Allotment, in which the Contractor has the right to carry out Production under this Contract.

1.1.24	“Abandonment Fund” means the fund formed by the subsoil user in accordance with the Article XVIII hereof to eliminate consequences of subsoil use operations in the Republic.

1.1.25	“Person” means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any agency or department thereof or any other entity.

1.1.26	“Field” means one or several hydrocarbon accumulations within a geological structure of all types.

1.1.27	“Month” or “Calendar Month” means a calendar month.

1.1.28	“Tax Legislation” means the Tax Code (as amended) or other legislative act adopted to replace it as well as other legislative and regulatory legal acts regulating the procedure for the assessment and payment of taxes, as amended.

1.1.29	“Tax Code” means Code No. 209-II of the Republic of Kazakhstan “On Taxes and Other Mandatory Payments to the Budget” dated June 12, 2001 (the “Tax Code”).

1.1.30	“Subsoil” means a part of the earth’s crust located beneath the soil layer, or if there is none, beneath the earth’s surface and the beds of seas, lakes, rivers and other water bodies, extending to depths accessible for Petroleum Operations with account of scientific and technical progress.

1.1.31	“Non-Associated Gas” means all gaseous hydrocarbons produced from gas wells, and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

1.1.32	“Petroleum Operations” means all types of works on Production (including the construction and operation of the underground and surface equipment and facilities, extraction of Hydrocarbons onto the surface, and the organization and maintenance of working procedures in development wells, extraction of associated components from Hydrocarbons), storage and transportation of Hydrocarbons (by pipelines, railway tanks or tankers).

1.1.33	“Production Period” shall have the meaning ascribed thereto in paragraph 3.2.

1.1.34	“Contractor” means Joint Stock Company “Caspi Neft TME”.

1.1.35	“Good Oilfield Practices” means all those practices that are internationally accepted in carrying out Petroleum Operations as rational, safe, necessary, and efficient in conducting of Production Operations.

1.1.36	“Associated Gas” means hydrocarbons that are in a gaseous state under normal atmospheric temperature and pressure and are produced in association with Crude Oil, which Crude Oil in the reasonable opinion of the Contractor can be commercially produced as such and separated therefrom in accordance with Good Oilfield Practices.

1.1.37	“Government” means the Government of the Republic.

1.1.38	“Subsoil Use Right” means the right of possession and use of subsoil within the limits of Contract Area granted to the subsoil user according to the Subsoil Law.

1.1.39	“Natural Gas” means hydrocarbons that are in a gaseous state under normal atmospheric temperature and pressure including wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas and non-hydrocarbon gas, including Non-Associated and Associated Gas in its natural state, produced together with liquid or gaseous hydrocarbons.

1.1.40	“Measurement Point” means, with respect to Hydrocarbons from the Contract Area, the first point in the territory of the Republic adjacent to and technologically downstream of the handling, processing and storage facilities for such Hydrocarbons at which such Hydrocarbons are measured in accordance with Good Oilfield Practice.

1.1.41	“Work Program” means aggregate of subsoil user’s plans for the period of Contract term altogether, including any Annual Work Programs. The Work Program is attached to this Contract in the form of Annex No.4.

1.1.42	“Exploration” means works/operations associated with the search for Hydrocarbons and their appraisal including:

-	geological and geophysical survey;

-	core drilling;

-	drilling test and exploratory wells and test operation of the field under Exploration. The term “Explore” shall be construed accordingly.

1.1.43	“Republic” (State) means the Republic of Kazakhstan.

1.1.44	“Agreements on Acquisition of Geological Information” means the Agreement No. 247 on Acquisition of Geological Information dated October 21, 1999 and the Agreement No. 844 on Acquisition of Geological Information dated September 9, 2002 entered into with the Geology and Subsoil Use Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan.

1.1.45	“Term” shall mean the period during which this Contract shall remain in force and be binding upon the Parties, in accordance with the Article III, and subject to the other terms and conditions hereof.

1.1.46	“Cure Period” shall have the meaning ascribed thereto in the Article 22.4.

1.1.47	“Party” or “Parties” shall have the meaning ascribed to these terms in the first paragraph of this Contract, and, for clarity and the avoidance of doubt, shall mean the Contractor and the Competent Body.

1.1.48	“Subcontractor” means any individual or legal entity that entered into a contract with the Contractor to perform a part of Contractors obligations under the Contract.

1.1.49	“Fundamental Breach” means a breach, which inflicts such damage to the other Party that the latter loses a material portion of what it expected to gain when executing the Contract.

1.1.50	“Crude Oil” means hydrocarbons regardless of their specific gravity extracted from the subsoil in a liquid state under normal atmospheric temperature and pressure, including liquid hydrocarbons known as distillate or condensate formed from Natural Gas by means of natural condensation.

1.1.51	“Current Legislation” means laws, resolutions and other regulatory legal acts of the Republic of Kazakhstan including, as applicable, principles of international law and treaties ratified by the Republic which have entered into force and are in effect as of the date of occurrence of any legal fact or event after signing of this Contract.

1.1.52	“Third Party” or “Third Parties” means any individual or legal entity other than the Parties to this Contract.

1.1.53	“Termination Notice” has the meaning ascribed thereto in Article 22.6 hereof.

1.1.54	“Hydrocarbons” means Crude Oil, Natural Gas and condensate produced by the Contractor in the Contract Area.

1.1.55	“Subsoil Research and Use Authorized Agency” means the state agency that realize regulation in the area of geological studies, efficient and integrated use of subsoil, which at the time of signing of this Contract is the Geology and Subsoil Use Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan including its territorial divisions.

1.1.56	“Force Majeure” shall have the meaning ascribed thereto in the Article 23.5.

1.1.57	“Operating Costs” means costs incurred by the Contractor in carrying out its activities under the Contract, which are not subject to capitalization in accordance with the Article 20 and the Article 23 of the Tax Law, and which are stipulated in the Annual Work Program.

1.1.58	“Expropriation” means expropriation, nationalization or any other measure, or series of measures having the same consequences as nationalization or expropriation, including illegal confiscation, nationalization, fiscal expropriation, seizure, or other measure or series of measures, which adversely affect the volume of the Contractor’s investment, assets, licenses, operations, financial, or trading position, including revocation, cancellation, or rescission of this Contract in violation of the terms of this Contract, or material alteration, modification, or change in any of the terms and conditions of this Contract without the Contractor’s prior written consent, or other acts, including any impairment of the Contractor’s exclusive right to conduct Petroleum Operations or any action in violation of the Contractor’s right to a stable legal regime in accordance with the Article XVI hereof.

1.2	Unless the context requires otherwise, words importing the singular number include the plural number and vice versa.

1.3	Headings are inserted for convenience only and shall not affect the construction of this Contract.

1.4	The Annexes to this Contract constitute an integral part of this Contract and reference to this Contract shall include reference thereto. In the event of any inconsistency between the provisions of an Annex and the provisions of this Contract, the provisions of the latter shall prevail and govern the obligations and rights of the Parties.

1.5	The terms “includes” and “including” shall have the meaning “including without limitation”.

ARTICLE II. OBJECT OF THE CONTRACT

2.1	The object of this Contract is to define and legally formalize the contractual relations between the Competent Body and the Contractor with respect to Production of Hydrocarbons in the Contract Area.

2.2	Subject to the terms and conditions of the Contract, the Competent Body acting on behalf of the Republic hereby grants to the Contractor the exclusive right to carry out Production of Hydrocarbons in the Contract Area during the Term of the Contract.

2.3	The Contractor, subject to the terms and conditions of this Contract, shall have the exclusive right for Production and marketing of Hydrocarbons from the Contract Area during the Term of the Contact.

ARTICLE III. CONTRACT TERM

3.1	The term of the Contract (the “Term”) shall commence on the date of state registration thereof with the Competent Body, subject to the issuance of the Registration Certificate (the “Effective Date”).

3.2

The Term of the Contract shall expire on the last day of the period of twenty five (25) consequential years (the “Production Period”) from the Effective Date. This Production Period may be extended upon request of the Contractor provided that satisfied the requirements of the Article 26.2. of the Petroleum Law, after that the Competent

Body shall give consent to extend the Production Period in accordance with the Petroleum Law, and the Parties shall insert the amendments and addenda to the Contract.

3.3	The Contractor shall have the right to be granted such extension provided that the Contractor has fulfilled the obligations set by this Contract and Work Program, and that the application is filed to the Competent Body at least twelve (12) Months prior to the expiry of the Production Period.

3.4	When extending the Term of the Contract, the terms and conditions of the Contract should be amended upon the written consent of the Parties.

3.5	The application for extension of the Term of the Contract shall be considered within not later than 3 months from the date of its receipt by the Competent Body. In the event of the Competent Body’s authorization, the Competent Body shall make the appropriate amendments to the Contract. The Contract shall come into full force and be binding upon the Parties on the date when the Contract signed in the established procedure is registered by the Competent Body (the “Effective Date”).

ARTICLE IV. CONTRACT AREA

4.1	The Contractor shall carry out Production within the Contract Area in accordance with the conditions of this Contract.

4.2	The Contract Area is defined by the geographical location and coordinates stated in the Mining Allotment.

4.3	If in the course of the Petroleum Operations it becomes apparent that the field which is located in the Contract Area, is also located in the adjacent territory which is out of bounds of the Contract Area, the Contractor must apply to the Competent Body with the application for extension of the Contract Area within the possible limits of a discovered Field for further production, taking into account the following :

4.3.1	If Third Parties have no rights for the Contract Area, where the Field (or a part thereof) is located as specified in the

Article 4.3 above, the Contractor may file an application with the Competent Body seeking to extend the Contract Area within the possible boundaries of the Field discovered to carry out operational Exploration and Production. The extension of the Contract Area shall be formalized by appropriately amending the Contract and the Mining Allotment.

4.3.2	If the Contractor finds out that any part of the Field determined in the Article 4.3 is located within the Contract Area of other contractors, such contractors, at their option, shall:

4.3.2.1	transfer their rights to production in compliance with transfer procedures as established for the transfer of subsoil use rights so that eventually there is only one contractor who has rights to Production from such Field or several contractors who have a partial subsoil use right on the basis of one contract;

4.3.2.2	enter into an agreement on joint production from the Field as a whole, after having agreed this agreement with Competent Body;

4.3.2.3	when executing the agreement on joint production, a consolidated work program and annual work program for the Field shall be elaborated subject to mandatory approval by the Subsoil Research and Use Authorized Agency;

4.3.2.4	contractors conducting joint Production shall be jointly and severally liable for the obligations specified by the contract, work program and annual work program.

4.4	If the Contractor commits the Commercial Discovery in the territory granted to the Contactor under the Exploration Contract, the Contractor shall have the liberty upon authorization of the Competent Body to join the territory in which the Commercial Discovery has been made, to the Contract Area under this Production Contract by means of signing of an addendum to this Contract, in the procedure established in accordance with Current Legislation.

4.5	At any time the Contractor may voluntarily waive a right for all or any part of the Contract Area. Any such waiver of the right for any part of the Contract Area shall be credited toward any subsequent disclaimer of liabilities hereunder with regard to such part of the Contract Area.

4.6	Any area designated under the Article 4.5 for relinquishment shall consist so far as practicable of rectangular blocks. The area designated for relinquishment should not constitute one whole area.

4.7	Without prejudice to the other provisions of Article IV, the Contractor shall be entitled to terminate the Contract and relinquish the whole of the Contract Area, without any further obligation to the Republic, with the sole exception of its current obligations, its obligation to remove its property and equipment from the Contract Area, and its obligation to leave the Contract Area in a condition corresponding to the requirements of the effective rules for development and sanitary control and protection of the subsoil and the environment, by giving notice to the Competent Body within ninety (90) Days and submitting a draft agreement on the termination of the Contract.

ARTICLE V. RIGHT OF OWNERSHIP TO ASSETS AND INFORMATION

5.1	Any assets, materials, goods or equipment acquired by the Contractor, whether or not for the carrying out Production within the Contract Area, including the entire volume of Hydrocarbons extracted onto the surface and all Geological Information obtained by the Contractor under the Exploration Contract shall be Contractor’s property.

5.2	The right of ownership to the assets described in Article 5.1 hereof and rights arising under this Contract may be pledged or otherwise encumbered in favor of a Third Party at the discretion of the Contractor, to secure financing for the Petroleum Operations. In undertaking such a pledge the Contractor shall comply with the Current Legislation.

5.3	Information on the geological structure of subsoil, Minerals contained therein, geological parameters of the Field, size of reserves, development conditions, and other characteristics of Subsoil contained in the geological reports, maps and other materials shall be the state property if it was paid for from budget allocations and shall be the Contractor’s property if it was paid for from Contractor’s own funds.

5.4	Information on subsoil at the Contract Area, which is the state property, shall be obtained by the Contractor from the Authorized agency on subsurface use and research in the procedure established by the legislation of the Republic. The Contractor obtained the geological information pertaining to the Contract Area and which belongs to the Republic, in accordance with the Agreements on obtaining of the geological information. The compensation procedure for the past costs is specified in the paragraph 7.2.27 herein.

5.5	Geological Information obtained by the Contractor in the course of Production operations in the Contract Area at the Contractor’s expense, and in the course of implementation of the Exploration Contract shall be the Contractor’s property. The right of ownership to Geological Information shall remain with the Contractor during the Term of the Contract. Upon expiry of the Term of the Contract, the right of ownership to Geological Information shall pass to the Republic. The Contractor must transfer all documents and other tangible mediums of Geological Information including the initial Geological Information to the Authorized Agency on subsurface use and research, free of charge.

5.6	Geological Information and other information on subsoil obtained by the Contractor in the course of Production in the Contract Area shall be mandatory transferred in accordance with established standards, to the Subsoil Research and Use Authorized Agency for the purpose of storage, summarization and systematization, free of charge.

5.7	Geological Information on Subsoil acquired at Contractor’s expense and transferred to the Republic in accordance with Article 5.6 may be used for the educational, scientific, commercial or other purposes based on a separate agreement to be executed between the Contractor and the Authorized agency on subsurface use and research.

ARTICLE VI. REPUBLIC’S RIGHT TO REQUISITION AND ACQUISITION OF HYDROCARBONS

6.1	In the event of war, natural disasters, or in other circumstances stipulated by legislation on emergency situations, the Republic shall have the right to the requisition of Hydrocarbons in accordance with Article 36 of the Petroleum Law. Hydrocarbons may be requisitioned from the Contractor on a non-discriminatory basis in a proportion adequate to production rates of other subsoil users, regardless of their form of ownership or whether or not they belong to the state. The Republic shall guarantee a prompt payment of compensation for the entire volume of Hydrocarbons requisitioned in accordance with Article 6.1 in-kind at world market prices applicable on the date of requisition or in cash in the national currency at a fair market rate as of the date of payment.

6.2

Pursuant to Article 35 of the Petroleum Law, the Republic shall have a preemptive right to acquire Hydrocarbons at world prices. The amount of Hydrocarbons to be acquired by the Republic on the basis of the preemptive right shall be determined on a non-discriminatory basis and may be in a proportion adequate to respective production rates of other subsoil users, regardless of their form of ownership or whether or not they belong to the state. If the Republic intends to exercise its pre-emptive right to acquired Hydrocarbons, it shall send a relevant notice to the Contractor at least ninety (90) calendar days prior to the anticipated date of shipment of Hydrocarbons by the Contractor. The Republic shall guarantee prompt payment of compensation for the entire volume of Hydrocarbons acquired by the Republic (or by a person appointed by the Competent Body to act on behalf of the Republic) in native currency at a fair market rate on the date of payment and at world prices to be determined in accordance with Article 6.3 hereof. The volume of Hydrocarbons to be sold to the Republic under this Article and other sale and purchase conditions shall be specified in a separate sale and purchase agreement to be executed between the Contractor and the Republic (or the Contractor and a Person acting on behalf of the Republic and expressly appointed by the Competent Body). However, in accordance with conditions of such separate agreement, the price of Hydrocarbons to be acquired may not be less than the market price as of the date of acquisition, and a period for remittance of monies by the Republic (or by a person appointed by the Competent Body to act on behalf of the Republic) for Hydrocarbons acquired may not exceed thirty (30) calendar days of the date of shipment by the Contractor of a corresponding amount of Hydrocarbons.

6.3	The market price of Hydrocarbons shall be determined as an average price for a calendar month preceding the date of shipment of Hydrocarbons based on the Platts Brent Index plus the amount of actual transportation expenses (including reloading and storage at terminals) and other expenses associated with the delivery of Hydrocarbons to the point of sale (shipment).

ARTICLE VII. GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1	Under this Contract the Contractor shall have the right:

7.1.1	to carry out Production operations in the Contract Area on the exclusive basis;

7.1.2	to independently perform any legal acts with regard to subsoil use operations within the Contract Area allocated to it in accordance with the conditions specified in the Contract;

7.1.3	to use at its own discretion results of its operations including Hydrocarbons;

7.1.4	to construct in the Contract Area and, if necessary, on other land plots allocated to the Contractor in the established procedure, industrial and social facilities required for carrying out Production operations;

7.1.5	to use common-use facilities and utilities in the Contract Area and beyond, subject to agreement with their owners,

7.1.6	to conduct negotiations on a priority basis regarding the extension of the Contract in accordance with Article 3.3 of the Contract;

7.1.7	to contract Subcontractors to carry out certain operations at the discretion of the Contractor, associated with Production operations;

7.1.8	to delegate its rights or part thereof to third parties subject to conditions specified by this Contract and the Effective Legislation of the Republic;

7.1.9	to terminate its activity on conditions specified by the Contract and the Effective Legislation;

7.1.10	in the event of termination of the Contract, to independently dispose of the property owned by it;

7.1.11	during the Term of the Contract, to export Hydrocarbons in accordance with the Current Legislation;

7.1.12	to use, reproduce, process, and export all Geological Information subject to the authorization by the Subsoil Research and Use Authorized Agency;

7.1.13	to conduct within the Contract Area all geophysical, engineering, environmental and geodetic studies which the Contractor considers necessary to carry out Petroleum Operations, including but not limited to seismic surveys, global positioning surveys, aerial photography, and the collection of soil, water, oil, gas, and rock samples for scientific and environmental studies. The Contractor shall be granted access to and/or permission to fly over the Contract Area to conduct the said studies, subject to obtaining appropriate authorizations;

7.1.14	to import equipment and supplies necessary to conduct the said studies as well as the right to export data, tapes and samples to laboratories outside the Republic for further studies subject to compliance with the Current Legislation.

7.1.15	The personnel of the Contractor and its Subcontractors (subject to availability of an appropriate authorization of the Contractor), Contractor’s representatives authorized in accordance with the Current Legislation, may enter and exit the Contract Area and have free access to all facilities installed by the Contractor or otherwise used in Production operations and to installations used for Production beyond the Contract Area, in accordance with the Current Legislation.

7.1.16	Subject to appropriate authorizations, approvals or licenses issued by authorized State Agencies, to utilize the surface and subsurface water necessary for Petroleum Operations, if required by the Current legislation.

7.1.17	The Contractor shall be entitled to compensation of Reimbursable Expenses incurred by it within the framework of the Exploration Contract.

7.2	Under this Contract, the Contractor should:

7.2.1	commence the performance of the Work Program agreed with Subsoil Research and Use Authorized Agency not later than sixty (60) days after the Effective Date of the Contract;

7.2.2	when carrying out Production, select most efficient methods and technologies based on standards of the good oilfield practices;

7.2.3	provide funds and techniques required for Production operations and perform other obligations under the Contract and shall be liable for the performance of its obligations to the Republic;

7.2.4	subject to other provisions of the Contract, diligently conduct Production operations in compliance with Good Oilfield Practice and Current Legislation;

7.2.5	use Contract Area only for purposes specified by the Contract;

7.2.6	conduct Production operations in strict compliance with the Current Legislation and Work Program;

7.2.7	not impede other persons from moving within the Contract Area, unless this breaches the confidentiality or security requirements, using facilities and utilities in common use and carrying out any works including exploration and mining of other minerals unless such activity breaches the safety of Production operations carried out by the Contractor or disturbs the Production operations carried out by the Contractor and is authorized by authorized State Agencies;

7.2.8	comply with technological schemes and projects with regard to Production which ensure safety of personnel and public and are approved in the established procedure;

7.2.9	mandatory use equipment, materials and finished goods produced in the Republic in the amount of no less than 30% of the total value of purchased goods, required for execution of works under the Contract, provided that such equipment, materials and goods meet state and/or international standards and are purchased based on the results of a tender to be conducted in the Republic in the procedure specified by the Government of the Republic of Kazakhstan;

7.2.10	mandatory contract Kazakhstani enterprises and organizations to execute works and services for Production operations including services provided by air, railroad, water and other types of transportation in the amount of no less than 60% of the total value of purchased works and services, required for execution of works under the Contract, selected on a basis of tender to be conducted in the Republic of Kazakhstan in the procedure specified by the Government of the Republic of Kazakhstan;

7.2.11	in case there is lack of any services in the Republic of Kazakhstan, to use the services of foreign companies if authorized by the state agency.

7.2.12	in conducting Production operations, give preference to Kazakhstani employees and create jobs. The share of the Kazakhstani employees shall constitute no less than 95% in the case of laborers, 85% in the case of engineers/technicians, and at least 70% in the case of management;

7.2.13	should the Contractor fail to perform its obligations with regard to Kazakhstani local content, the authorized State Agency may impose penalties and fines on the Contractor in the amount specified by the Current Legislation;

7.2.14	Annually provide funds for training and upgrading qualification skills of Kazakhstani personnel employed to perform works under the Contract in an amount of one percent (1%) of annual Operating Costs. In the event that the funds allocated for mandatory training of Kazakhstani personnel exceed actual needs for training personnel employed, the Contractor shall use the balance of funds to finance priority projects of the secondary education system in accordance with the Cooperation Agreement between the Ministry of Education and Science and the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan. Information on the size of the balance of funds allocated for training shall be submitted to the Competent Body after the approval of the Annual Work Program and Budget for the forthcoming Contract Year;

7.2.15	Annually finance social projects in the region within entire term of the Contract in the amount of one hundred thousand (US $100,000.00) US Dollars per year as agreed with Oblast Akimat with due regard to needs of the region where works are carried out;

7.2.16	supply twenty percent (20%) of a total amount of Hydrocarbons produced to oil refineries located in the territory of Kazakhstan, in accordance with the terms of agreements on supplies of Hydrocarbons, signed by the Contractors with correspondent plants subject to conditions that are not worse than the conditions provided for other subsoil users in Kazakhstan;

7.2.17	provide State supervising authorities with required documents, information and unrestricted access to work sites to perform their duties, provided that they have appropriate powers, and shall promptly remedy violations identified by them;

7.2.18	To transfer the information regarding the production to the third parties if necessary, only upon the written consent of the other Party (unless otherwise specified in the Contract).

7.2.19	provide the Competent Body with the Work Program and a full information on the implementation thereof;

7.2.20	pay taxes and other mandatory payments to the budget in due time as well as fines for inefficient use of subsoil and environment pollution which were legally imposed by a State Agency having appropriate powers;

7.2.21	preserve in the course of carrying out its activity items of cultural and historic value located in the Contract Area (if any) provided that they have been granted a relevant status;

7.2.22	forecast long-term environmental implications of its activity under the Contract. The Contractor shall no later than two (2) years after the commencement of works under the Contract provide the Competent Body and the environment protection agency, on written requests, with the forecast of long-term environmental implications and detailed reports on Contractor’s actions aimed at minimizing adverse impact of its activity under the Contract;

7.2.23	leave the Contract Area in a condition that meets the requirements of regulations on mining and sanitary supervision, subsoil and environmental protection;

7.2.24	to restore land plots and other natural features which have been disturbed as a result of Contractor’s activities under the Contract to a condition suitable for further use, in accordance with the legislation of the Republic.

7.2.25	to take onto a balance all previously drilled oil and gas fields located in the Contract Area and keep monitoring.

7.2.26	The Contractor shall assume obligation on insurance of property risks and liabilities risks, in accordance with the Effective Legislation of the Republic of Kazakhstan as specified by the Article XVII INSURANCE of herein.

7.2.27	To provide utilization of associated gas and sulphur in order required by legislation.

7.2.28	Compensation of historical costs.

The Contractor undertakes to pay historical costs to the budget in accordance with the provisions of the Agreements No. 844 on the Acquisition of Geological Information dated September 09, 2002 and No. 274 dated October 21, 1999 signed between the Committee on Geology and Conservation of Mineral Resources of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and Caspi Neft TME JSC (hereinafter – the Agreements No.274 and No.844).

Pursuant to the Agreement No. 274 and Agreement No. 844 the historical costs have been determined in the amount of Two Million Eight Hundred Thirty-One Thousand Six Hundred Thirty (US $ 2,831,630) US Dollars and Two Million One Hundred Seven Thousand Seven Hundred Seventy-Three (US $ 2,107,773) US Dollars, respectively.

Taking into consideration the paid amounts for the use of the geological information in accordance with the Agreements No.274 and No.844 and the amount of $201,196.15 (two hundred one thousand one hundred ninety six US Dollars fifteen cents, that were paid during the period of the Exploration Contract), the remaining full amount of historical costs in amount of $4,692,432.85 (four million six hundred ninety two thousand four hundred thirty two US Dollars eighty five cents) shall be paid by the Contractor quarterly by equal parts of $48,880 USD (forty eight thousand eight hundred eighty USD) at the end of each quarter beginning from January 1, 2007 till the end of the Validity period of the Contract and till full settlement of the whole amount.

7.3	Under the Contract, the Competent Body shall have the right:

7.3.1	to represent the Republic in negotiation with the Contractor regarding Contract conditions;

7.3.2	to demand that the Contractor submit on a regular basis reports on the performance of the Contract provisions and other information relating to the Contract provisions;

7.3.3	to inspect the progress of Production including the inspection of Contractor’s documentation relating to the performance of the Contract provisions;

7.3.4	to have access to any works related to Production which are carried out within the Contract Area.

7.4	The Competent Body shall have the following obligations under the Contract:

7.4.1	to ensure the performance of Contract provisions and termination of the Contract in the procedure and on grounds specified by the present Contract.

7.4.2	to enable the Contractor to conduct Production operations in accordance with the Work Programs, the Competent Body shall, subject to filing required applications and meeting generally accepted requirements by the Contractor, provide to the Contractor the extent of its powers and competence possible assistance in conducting Production operations including reasonable assistance in the event of an unlawful act or failure to act on the part of state agencies which prevent the Contractor from exercising its right to unrestricted Production.

ARTICLE VIII. WORK PROGRAMS

8.1	The Contractor shall carry out Production operations in accordance with the Work Program approved by the Subsoil Research and Use Authorized Agency.

8.2	The Work Program shall be prepared based on the feasibility studies and calculations, expert assessment of reserves of the Field and other materials taking into account the Good Oilfield Practice.

8.3	The Work Program under this Contract should contain the following:

Year	Required Amount in Physical Terms	US Dollars
1st Year	Elaboration of the design for pilot commercial development, including full utilization of gas	50

	Drilling of one well	4000

2nd Year	Elaboration of the design for pilot commercial development, including full utilization of gas	400

	Drilling of one well	4000

3rd Year	Elaboration of the field infrastructure development design for pilot commercial development	150

	Drilling of one well	4000

4th Year through 7th Year	Drilling of four wells, one per year	16000

	Construction of electricity supply facilities	200

	Construction of external oil pump station, lease automatic custody transfer meter, and oil pipeline to Alibekmola GNPS (Main Oil Pump Station)	2400

	Construction of gathering facilities and infrastructure development of South Alibek	3385

	Construction of gas utilization facilities considering the gas piston power plant	1500

Construction of a Field pressure maintenance system	2500

Construction of a demercaptanization unit	6000

TOTAL for construction and assembly works	15985

Total for oil gathering and processing	15180

TOTAL for the project	59565

8.4

Not later than on 30th day of the month following the month of the Contract Effective Date, the Contractor shall submit for approval a draft Annual Work Program and Budget for the first Contract Year to the Subsoil Research and Use Authorized Agency or to its local department.

8.5	Forty Five (45) Days prior to the end of each Contract Year, the Contractor shall prepare and submit to the Subsoil Research and Use Authorized Agency or its local department for review a draft Annual Work Program and draft Budget for the next Contract Year together with such supporting data as may be requested by the State Agency and the Competent Body.

8.6	The Contractor may propose amendments and/or addenda to an approved Work Program. Amendments and addenda to the Work Program shall be made in writing only by mutual agreement of the Parties.

8.7	Annual Work Programs with their respective Budgets and any proposed amendments thereto shall be approved by the Subsoil Research and Use Authorized Agency within a period specified by the Current Legislation, however, in any event the Subsoil Research and Use Authorized Agency shall approve the Annual Work Program or amendments thereto within seven (7) calendar days from the date of submission.

8.8	In accordance with the following provisions, the Contractor may incur expenditures in excess of an approved Budget or out-of-approved Budget expenditures in carrying out the approved Work Program, provided that the objectives in the approved Work Program are not substantially changed, and subject at all times to the following conditions:

8.8.1	The Contractor may, without prior amendments to the Annual Work Program, incur excess expenditures not exceeding ten percent (10%) of any specified budgetary category in the approved Budget. The Contractor shall report each Quarter the aggregate amount of all such excess expenditures to the Subsoil Research and Use Authorized Agency.

8.8.2	The Contractor may incur expenditures exceeding the approved Annual Work Program and the Budget by more than 10% subject to appropriate amendments to the Annual Work Program or the Budget in the procedure specified by this Contract and the Effective Legislation.

8.8.3	The Contractor may carry forward the over-fulfillment of the Annual Work Program to the next year. However, the next-year Annual Work Program may not be less than a minimum work program determined based on the Annual Work Program (Article 8.3) for the corresponding calendar year.

8.9	The Subsoil Research and Use Authorized Agency may not unreasonably withhold the approval of the Contractor’s Annual Work Program and Budget or subsequent amendments thereto as well as may not extend the approval period specified by the Contract and the Current Legislation.

8.10	Subject to the other provisions of this Article VIII, the Contractor shall conduct Production operations only in accordance with the approved Annual Work Program and the Budget.

8.11	If as a result of Force Majeure a Work Program is suspended on the grounds specified in Article XXIII, any such Work Program and the Term shall be extended to the extent necessary for the performance of the Work Program in accordance with the provisions of Article 23.1.

ARTICLE IX. PRODUCTION

9.1	The Contractor shall be granted the exclusive right to conduct Production operations in the Contract Area within twenty-five continuous years of the Effective Date which period may be extended in the procedure specified in the items 3.2.-3.5 hereof.

9.2	The Contractor shall commence the Production not later than sixty (60) calendar days after the Effective Date.

9.3	The Contractor shall provide all resources required for the Production in accordance with Work Programs. With the view to providing required resources, the Contractor may raise credits, loans and investments.

9.4	The Contractor shall be entitled to freely use Hydrocarbons produced from the Contract Area to the extent required for Petroleum Operations to be carried out under the Contract in accordance with Good Oilfield Practices.

ARTICLE X. ASSOCIATED GAS

10.1	The Contractor shall ensure that Associated Gas is utilized in the procedure specified by the Current Legislation, this Contract and the Work Program.

10.2	Associated Gas produced within the Contract Area shall be used primarily for purposes related to Petroleum Operations including, treatment of Hydrocarbons, gas injection, gas lifting and power generation.

10.3

Based on the principle of optimum utilization of Associated Gas (and without impeding the normal Production of Crude Oil), Work Programs shall include a plan for the utilization of Associated Gas. If there is any excess Associated Gas remaining in the Contract Area after utilization of Associated Gas pursuant to this Article 10.1 (“Excess Associated Natural Gas”), the Contractor shall have the right to use such Associated Gas for commercial purposes at its own discretion. However, the Contractor’s decision with regard to the commercial use of Associated Gas shall not be deemed to be a commercial discovery of Natural Gas and Article 30-4 of the Petroleum Law or any other provisions of the Current Legislation pertaining to commercial discovery of natural gas shall not apply.

ARTICLE XI. ACCOUNTING AND REPORTING

11.1	The Contractor shall maintain books and keep during a specified period accounting documentation relating to Production under the Contract, in accordance with the Current Legislation of the Republic.

11.2

The Contractor shall submit to the Competent Body annual quarterly reports on its operation before 25th day of the month following the reporting period, enclosed with reporting documents in accordance with the Form No. 2 LKU (Report on the performance of license/contractual conditions.

11.3	The Contractor shall submit to the state agencies the reports on its activity within the terms and in the procedure specified by the Current Legislation.

11.4	The Competent Body has the right to check the Contractor’s compliance with the Contract conditions and can oversee (through his representatives) the Production operations carried out by the Contractor without interfering with the normal and legal course of Petroleum Operations.

ARTICLE XII. MEASUREMENT OF HYDROCARBONS

12.1	All produced Hydrocarbons shall be measured and weighed at the Measurement point in accordance with methods and practices generally accepted in the Republic.

12.2	The Competent Body and the Contractor with the participation of representatives of the authorized State Agency for metrology and standardization shall be entitled to periodically inspect the measuring equipment installed and all charts and other measurement or test data at all reasonable times. The accuracy of measuring equipment must be verified by tests at regular intervals as specified or upon request by either the Competent Body or the Contractor, using means and methods generally accepted in the Republic.

12.3	If in the course of testing or inspection the equipment or devices prove to have defects which caused mismeasurements, the Contractor shall use all reasonable efforts to determine the accurate production figures for the period during which mismeasurments occurred and correct previously used readings. The Contractor shall submit to the Competent Body a report on the corrections made. If it proves impossible to determine when the measuring error first occurred, the commencement of the error shall be deemed to be the point in time halfway between the date of the last previous test and the date on which the existence of the measuring error was first discovered.

12.4	If the Contractor finds it necessary to alter the applied methods or replace measuring devices installed, it shall accordingly inform the authorized State Agency for metrology and standardization at least 15 days in advance to enable its representatives to oversee such alterations or replacements.

ARTICLE XIII. SUBCONTRACTING AND PERFORMANCE OF SUBCONTRACT WORKS

13.1	As a part of the Annual Work Program the Contractor shall provide the Competent Body with the plan for subcontract works, list of subcontracts for procurement of supplies, equipment, works, and services which should be executed in the following calendar year and calculations of the value of subcontracts.

13.2	The Contractor shall, as a rule, contract Subcontractors on a competitive basis.

13.3	The Contractor shall be liable for the performance of subcontracts in accordance with the Current Legislation.

13.4	The Contractor shall be entitled to employ local and foreign employees in the proportion as stipulated by this Contract, may arrange for the import of foreign labor into Kazakhstan and obtain all necessary permits with respect to such employment in connection with the performance of Petroleum Operations in accordance with the Current Legislation.

13.5	Conditions of labor relations between the Contractor and employees shall be determined by the Current Legislation and conditions of employment agreements both with the Kazakhstani and foreign personnel must be non-discriminatory in comparison with minimum requirements specified by the Current Legislation.

13.6	The Contractor may without any limitations select and employ personnel at its own discretion.

ARTICLE XIV. FUNDING AND BANKING

14.1	The Contractor undertakes to fully finance its activity under the Contract in accordance with the Work Program agreed by the Parties.

14.2	The Contractor may freely obtain loans in any currency in and beyond the Republic to finance its activity unless it conflicts the legislation of the Republic.

14.3	The Contractor and its shareholders shall be entitled in the procedure established by the Current Legislation and the National Bank of the Republic to open and operate bank accounts in the national and foreign currency in and beyond the Republic with a view to performing the Contract and to freely receive funds in the form of revenues and income under the Contract.

14.4	All types of settlements under the Contract shall be performed in the procedure determined in accordance with the legislation of the Republic applicable in accordance with the conditions of this Contract.

14.5	The Contractor and Subcontractors shall settle accounts in accordance with Current Legislation on currency regulation.

14.6	The Contractor and its shareholders may in the procedure specified by the applicable Legislation convert all monies gained in the Republic, into Foreign Exchange and transfer such monies to bank accounts beyond the Republic after all applicable Taxes and charges for the money transfer have been paid.

14.7	Subject to necessary permits and/or licenses to be issued by the National Bank (or other authorized agencies) of the Republic, the Contractor and its Shareholders may in the procedure specified by the applicable Legislation possess, gain, and keep beyond the Republic and to use all monies directly or indirectly gained by them from Petroleum Operations, without obligation to repatriate or return monies to the Republic including but not limited to all revenues from the export of Hydrocarbons.

14.8	The Contractor and its Shareholders may in the procedure specified by the legislation applicable in accordance with the Contract import Foreign Exchange required for Petroleum Operations into the Republic.

14.9	The Contractor and its Shareholders may in the procedure specified by the legislation applicable in accordance with the Contract effect beyond the Republic any payments for goods, works, and services in connection with Petroleum Operations under the Contract without prior transfer of monies to the Republic to effect such payments.

14.10	The Contractor may purchase local currency with Foreign Exchange and convert local currency into Foreign Exchange through banks which are authorized to conduct banking operations in the Republic.

14.11	The Contractor may pay beyond the Republic the principal and interest on loans used to finance Petroleum Operations without prior transfer of monies to Republic to effect such payments.

14.12	The Contractor may pay remuneration, salary, wages, and benefits to its foreign employees working in the Republic in Foreign Exchange (in full or in part) beyond the Republic.

ARTICLE XIV-I. SOCIAL FUND AND PENSION CONTRIBUTIONS

14-1.1	The Contractor shall make deductions of mandatory pension contributions to accumulative pension funds for its employees in the amount and procedure specified by the legislation of the Republic of Kazakhstan on pension coverage and shall be liable for the completeness and timeliness of social deductions to the State Social Security Fund.

ARTICLE XIV-II. ACCOUNTING

14-2.1.	The Contractor shall keep full and accurate accounts of all income and expenditures in connection with the Contract in accordance with the accounting procedures established by the Current Legislation and this Contract.

14-2.2.	All Contractor’s books and records shall be made available for examination by the Competent Body and state agencies, subject to their competence determined by the Current Legislation.

ARTICLE XV. TAXES AND OTHER OBLIGATORY PAYMENTS

15.1	With respect to the operations hereunder, the Contractor shall be liable for payment of the following taxes and other budgetary payments.

15.1.1	Subsoil user-specific charges and taxes, including:

- signature bonus;

- commercial discovery bonus;

- royalty;

- excess profit tax;

and also:

corporate income tax;

individual income tax;

value–added tax;

excise taxes;

social tax;

land tax;

property tax;

vehicle tax;

fee for the state registration of legal entities;

fee for the state registration of immovable property and transactions therewith;

fee for the state registration of radio electronic devices and high frequency devices;

fee for the state registration of motor vehicles and trailers;

fee for the state registration of marine, river, and small-sized vessels;

fee for the state registration of civil aircraft;

fee for the transit of motor vehicles through the territory of the Republic of Kazakhstan;

auction fee;

license fee to engage in certain activities;

land use fee;

water use charge payable with respect to surface sources;

environmental pollution charge;

forest use charge;

charge for the use of specially protected natural areas;

radiofrequency spectrum use charge;

navigable waterways use charge;

payment for outdoor (visual) advertising;

state duty; and

customs duties.

The Contractor shall not be responsible for any other taxes or other mandatory payments to the budget, except for those listed above, in connection with the operations hereunder.

15.2	With respect to the operations hereunder, the Contractor hereby agrees to pay taxes and other mandatory payments to the budget in accordance with the Tax Law, unless the Contract or an international treaty ratified by the Republic provides otherwise.

15.3	The Contractor shall be liable for payment of the following taxes and other mandatory payments to the budget:

15.3.1	Corporate income tax

The Contractor shall be liable for payment of corporate income tax in accordance with Section II of the Tax Law.

15.3.2	Individual income tax

The Contractor shall be liable for payment of individual income tax in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued.

15.3.3	Value-added tax

The Contractor shall be liable for payment of value-added tax in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued.

15.3.4	Excise taxes

The Contractor shall be liable for payment of excise taxes in accordance with Section IV of the Tax Law.

15.3.5	Social tax

The Contractor shall be liable for payment of social tax in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued.

15.3.6	Subsoil user-specific charges

The Contractor shall be liable for payment of subsoil user-specific charges in accordance with this Contract and the Tax Law.

15.3.6.1	Signature bonus

The Contractor shall pay the signature bonus in the amount of six hundred thousand US Dollars US $600,000. Such signature bonus shall be a one-time and the only payment payable by the Contractor upon execution of this Contract.

15.3.6.1.1	The signature bonus must be paid within thirty calendar days of the Effective Date of this Contract.

15.3.6.1.2

The Contractor must file a tax return with respect to the signature bonus with its registering tax authority by the fifteenth (15th) day of the month following the month in which the payment became due.

15.3.6.2.	Commercial discovery bonus

15.3.6.2.1	The Contractor shall pay the commercial discovery bonus only if it declares Commercial Discovery of extra recoverable reserves, as compared to those approved by the authorized agency as of the Effective Date of this Contract. Such commercial discovery bonus shall be computed as 0.1% of the value of the extra recoverable reserves in such Commercial Discovery as compared to those approved by the authorized agency as of the Effective Date of the Contract.

15.3.6.2.2	The commercial discovery bonus shall be payable within 90 calendar days of the date the Commercial Discovery was confirmed.

15.3.6.2.3

The Contractor must file a tax return with respect to the commercial discovery bonus with its registering tax authority by the fifteenth (15th) day of the month following the month in which the payment became due.

15.3.6.3	Royalty

The Contractor shall pay Royalty separately for Crude Oil and Associated Natural Gas produced in the Contract Area, except for Crude Oil and Natural Gas used to maintain the reservoir pressure.

15.3.6.3.1	Royalty shall be assessed on the value of produced volumes of Crude Oil and Associated Natural Gas as determined based on the average selling price of Hydrocarbons in the reporting period, without considering indirect taxes, and reduced by the amount of actual costs of transportation to the place of sale.

15.3.6.3.2	The average selling price shall be computed separately for Crude Oil and Associated Natural Gas.

The average selling price of Crude Oil shall represent the aggregate proceeds of sales of the respective type of Hydrocarbons, less indirect taxes (excise tax, and VAT), and cost of transportation, during the Reporting Period, divided by the respective aggregate volume of Crude Oil sold during the Reporting Period.

Example

The proceeds gained by the Contractor from the sale of 4.5 million tons of Crude Oil, without considering indirect taxes (excise tax, and VAT) comprised 110,000 million Tenge in the reporting period. The aggregate sales volume comprised 4.5 million tons. The cost of transportation associated with the sale of the above 4.5 million tons of Crude Oil amounted to 20,000 million Tenge.

The average selling price of Crude Oil is computed as (110,000 million Tenge – 20,000 million Tenge)/4.5 million tons = 20,000 Tenge/ton.

If no Crude Oil was sold during the Reporting Period, the average selling price of Crude Oil shall be equal to the average selling price of Crude Oil in effect during the previous Reporting Period in which Crude Oil was last sold.

The value of Associated Natural Gas shall be determined based on the estimated cost of Associated Gas in the forthcoming quarter (i.e. computed based on the upcoming budgeted costs of production of Hydrocarbons) and the factor of calculation of the volume of Associated Natural Gas produced during the Reporting Period into Crude Oil. One thousand cubic meters of Associated Natural Gas comprises 0.857 tons of Hydrocarbons.

15.3.6.3.3	The Contractor shall pay royalty at rates determined using sliding scale based on the levels of produced Crude Oil and Associated Natural Gas as accrued for each calendar year of operations at the rates listed in the table below:

Levels of accumulated production of Hydrocarbons (tons)	Rates of royalty (%)
Up to 1,000,000	2.0%

1,000,001 – 2,000,000	2.2%

2,000,001 – 3,000,000	2.5%

3,000,001 – 4,000,000	3.0%

4,000,001 – 5,000,000	4.0%

Over 5,000,001	6.0%

15.3.6.3.4	By decision of the Government, the royalty may be paid in kind, rather than in cash, in the procedure established by an additional agreement with the Competent Body.

15.3.6.3.5	In the event of production of commonly occurring minerals and subsurface water for own needs within the Contract Area, the Contractor shall pay royalty in accordance with the Tax Legislation in force as of the date on which the liability to pay the same occurred. Royalty shall not be payable with respect to mined associated underground waters to be re-injected to maintain the reservoir pressure.

15.3.6.4	Excess profit tax

15.3.6.4.1	The Contractor shall compute the excess profit tax based on the achieved level of the internal rate of return as of the end of the tax period and using the following rates:

When computing the internal rate of return, the Contractor shall take into account the annual cash flows arising out of operations under this Contract, as adjusted by the inflation index.

Internal rate of return (“IRR”), %	Rate of the excess profit tax as a percentage of the net income gained in the Reporting Year
Up to and including 20	0

Over 20, and up to and including 22	4

Over 22, and up to and including 24	8

Over 24, and up to and including 26	12

Over 26, and up to and including 28	18

Over 28, and up to and including 30	24

Over 30	30

15.3.6.4.2	Internal rate of return

15.3.6.4.2.1	The internal rate of return (“IRR”) shall be computed based on the Contractor’s annual cash flows adjusted by the inflation index using the following formula:

IRR – internal rate of return;

NPV	–	net present value;

r1	–	discount rate (interest rate), which makes NPV equal to the minimum positive value of (NPV (r1)); and

r2	–	discount rate (interest rate), which makes NPV equal to the minimum negative value of (NPV (r2)).

15.3.6.4.2.2	Net present value (NPV) shall be computed using the following formula:

NPV	– net present value;

AACF	– adjusted annual cash flow;

AACF1	– adjusted annual cash flow in the first year;

AACF2	– adjusted annual cash flow in the second year;

…

AACFn	– adjusted annual cash flow in the nth year;

@r	– discount rate, which makes NPV equal to the minimum positive value (NPV(r1)) and maximum negative value (NPV(r2));

r	discount rate (interest rate);

1,2, ...n	– reporting year.

15.3.6.4.2.3	The minimum positive value and maximum negative value shall mean the value of NPV computed using the method of substitution accurate to one hundredth (0.01).

Example

It was determined by trial and error that with @r having the values as stated below the NPV would be as follows:

@r	NPV
0.045	5

0.046	3

0.035	0.05

0.031	-0.05

0.025	-1.85

0.022	-4

When computing IRR, the following values of NPV shall be used: 0.05 (with @r = 0.035) and –4 (with @r = 0.022).

15.3.6.4.2.4	The Contractor’s annual cash flow (ACF) shall be determined as a difference between the Contractor’s aggregate annual gross receipts and the costs it incurred hereunder during a reporting year.

15.3.6.4.2.5	The amount of the aggregate annual gross receipts gained by the Contractor from its operations under this Contract shall be determined in accordance with the Tax Law.

15.3.6.4.2.6	The costs incurred by the Contractor under this Contract during the reporting year shall include the following costs actually incurred by the Contractor in its operations relating to the Subsoil use under the Contract for the Subsoil use during the reporting year:

1)	capital costs understood to mean costs capitalized in the conduct of Contracted Operations and depreciated under Articles 20 and 23 of the Tax Law,

2)	costs deducted upon computation of the taxable income in accordance with the Tax Law, except for amounts of depreciation on capital costs and remuneration (interest) on borrowed funds;

3)	amounts of Contractor’s corporate income tax and dividend tax assessed in the reporting year, and also the amount of excess profit tax assessed for the year preceding the reporting year, all computed in accordance with the Tax Law.

15.3.6.4.2.7	The amount of Contractor’s annual cash flow as computed under Articles 15.3.6.4.2.1 to 15.3.6.4.2.6 shall be adjusted by the inflation index for the purposes of computing the IRR when calculating the excess profit tax.

15.3.6.4.2.8	Annual cash flows shall be adjusted by the inflation index commencing on the second year of operations under the Contract using the following formula:

AACF (n)	- adjusted cash flow in the nth year;
ACF (n)	- Contractor’s cash flow in the reporting year as computed under Articles 16.2.4.4.2.4 to 16.2.4.4.2.6;
II	- inflation index;
1,2, n	- period of time (i.e. year).

When computing the excess profit tax, the inflation index (“II”) shall be used as published by the state authority for statistics of the Republic of Kazakhstan.

15.3.7	The Contractor shall be liable for payment of land tax in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.8	The Contractor shall be liable for payment of property tax in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.9	The Contractor shall be liable for payment of vehicle tax in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.10	The Contractor shall be liable for payment of the fee for the state registration of legal entities in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.11	The Contractor shall be liable for payment of the fee for the state registration of immovable property and transactions therewith in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.12	The Contractor shall be liable for payment of the fee for the state registration of radio electronic devices and high frequency devices in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.13	The Contractor shall be liable for payment of the fee for the state registration of motor vehicles and trailers in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.14	The Contractor shall be liable for payment of the fee for the state registration of marine, river, and small-sized vessels in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.15	The Contractor shall be liable for payment of the fee for the state registration of civil aircraft in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.16	The Contractor shall be liable for payment of the fee for the transit of motor vehicles through the territory of the Republic of Kazakhstan in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.17	The Contractor shall be liable for payment of the auction fee in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.18	The Contractor shall be liable for payment of the license fee to engage in certain activities in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.19	The Contractor shall be liable for payment of the land use fee in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.20	The Contractor shall be liable for payment of the water use charge payable with respect to surface sources in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.21	The Contractor shall be liable for payment of the environmental pollution charge in accordance with the Tax Legislation which is effective as of the date on which the liability to pay the same accrued. The Contractor shall pay the penalties for violation of the environmental protection legislation in accordance with the Legislation effective as of the moment such violations occur.

15.3.22	The Contractor shall be liable for payment of the forest use charge in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.23	The Contractor shall be liable for payment of the charge for the use of specially protected natural areas in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.24	The Contractor shall be liable for payment of the radiofrequency spectrum use charge in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.25	The Contractor shall be liable for payment of navigable waterways use charge in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.26	The Contractor shall be liable for the payment for outdoor (visual) advertising in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued;

15.3.27	The Contractor shall be liable for payment of the state duty in accordance with the Tax Legislation in force as of the date on which the liability to pay the same accrued.

15.4	Customs duties

The Contractor shall pay customs duties in accordance with the Customs Legislation in force as of the date on which the relevant customs declaration was filed with the customs authorities of the State.

15.5	Employee taxation

Contractor’s employees shall be liable for payment of taxes and other mandatory payments to the budget in accordance with the Tax Legislation in force as of the time at which the liability to pay such taxes and other mandatory payments to the budget accrued.

15.6	Subcontractor taxation

15.6.1	Subcontractors and their respective employees providing services/work to the Contractor shall be subject to taxation in accordance with the Tax Legislation in force as of the time at which the liability to pay taxes and other mandatory payments to the budget accrued.

15.6.2	The Contractor shall not be liable for any tax liabilities of its subcontractors, except for the Contractor’s obligation to withhold the withholding tax.

15.7	Transfer pricing

15.7.1	Tax and customs authorities shall regulate the appropriateness of setting prices in transactions in accordance with the procedure and in the events stipulated by a regulation issued by the State on matters of governmental control of transfer pricing.

15.7.2	In the event a deviation of the transaction price from the market price is revealed, tax authorities shall adjust the objects of taxation and tax liabilities using fines and penalties in accordance with the legislation of the State.

15.8	General tax liability

Taxes and other mandatory payments to the budget payable under this Contract shall not release the Contractor from its liability to pay taxes and other mandatory payments to the budget required by laws as of the date on which the relevant tax liability accrued in connection with any business not stipulated by this Contract.

15.9	Separate accounting

The Contractor must maintain separate accounts for tax liabilities under the tax regime stipulated by the Contract and for those related to activities performed not under this Contract.

The above provision does not apply to contracts for mining commonly occurring minerals and/or underground waters that may be executed by the Contractor in the future.

15.10	Payment and crediting of taxes and payments

Taxes and other mandatory payments to the budget shall be paid in Tenge, unless laws of the State or provisions of this Contract provide for payment in kind or in foreign currency.

15.11	Liability for failure to comply with the Tax Legislation

Liability for failure to comply with the Tax Legislation shall be as established by relevant laws.

15.12	Payment of penalty

Penalty shall be assessed on amounts of overdue tax liabilities at rates established by the Tax Legislation in effect as of the due dates of payment of such amounts.

15.13	Tax regime stability

15.13.1	The Parties may agree on adjusting the terms of taxation as set forth in this Contract due to changes in the tax legislation.

Where, as a result of changes in the tax legislation, the terms of taxation applicable to the Contractor have been either improved or worsened, the terms of taxation as set forth in the Contract shall be amended with a view to reinstating the economic interests of the Parties.

15.13.2	In the event certain types of taxes or other mandatory payments to the budget as provided in the Contract have been abolished, the Contractor shall continue paying the same to the budget in the procedure and amounts stipulated in the Contract until the Contract is amended appropriately in accordance with Article 15.13.1 hereof.

15.13.3	If from time to time after the execution of this Contract the legislation of the Republic is amended or modified, whereby the Contractor becomes liable to pay taxes, bonuses or mandatory contributions which did not apply in the Republic at the time of execution of the Contract or in accordance with a special tax regime expressly provided by the Contract; or the rate or the value of any Tax has been increased, which applied in Kazakhstan at the time of execution of the Contract or was established by a special tax regime of the Contract, then such amendments of the legislation shall be deemed to have worsened the Contractor’s state and shall not apply to the Contractor.

15.13.4	The Parties agree that if the legislation is amended as set forth in Article 15.13.3 of this Article, the Contractor shall be deemed to have complied with the requirements of the legislation and the terms and conditions of this Contract, if the Contractor has paid the Taxes and fulfilled its obligations under the Effective Legislation or the legislation in force in other periods applicable to the Contractor hereunder.

15.14	Access to information

15.14.1	The Contractor acknowledges that tax authorities of the State shall have access to the bank accounts in accordance with the legislation of the State.

15.14.2	The Contractor must provide officers of the tax authorities with information on its operations hereunder in accordance with the legislation of the State.

15.14.3	In the events and procedure established by the Tax Legislation the Contractor shall provide information on its financial and business operations to the authorized agency in charge with taxpayer monitoring.

ARTICLE XVI. GUARANTEES OF STABILITY OF THE CONTRACT

16.1	If at any time after execution of the Contract an amendment is made to the Effective Legislation which worsens the Contractor’s state, adversely affects the manner in which the Contractor under this Contract is obliged to conduct Production, then such amendment shall not apply to the Contract (and the Contractor’s operations hereunder) executed prior to such amendment. The guarantees stipulated by this Article shall not apply to amendments made to the legislation of the Republic governing the areas of the defense capacity, national security, environmental safety, and public health protection.

16.2	In the event an amendment is made to the legislation of the Republic, which has prevented any operations hereunder, the Parties shall amend the Contract accordingly so that to reinstate the Parties’ initial balance of interests.

16.3	The Republic guarantees to the Contractor that no State Agency shall undertake Expropriation with respect to the Contractor’s assets or its rights hereunder, and that no measures similar to the Expropriation shall be taken in respect of the same, except when such Expropriation is undertaken:

(a)	for a purpose complying with the national interests;

(b)	on a non-discriminatory basis;

(c)	subject to all proper legal procedures; and

(d)	with simultaneous and immediate payment of adequate and effective compensation.

ARTICLE XVII. INSURANCE

17.1	Within one hundred and twenty (120) days of the Effective Date of this Contract, the Contractor shall develop and provide for approval to the Competent Body a scheme of insurance of business risks, assets, and liability related to the Production and stipulated by the Effective Legislation and the Article 17.2 of this Contract.

17.2	Insurance shall cover property risks and risks of liability for:

17.2.1	pollution of the environment, including land, and costs of curing the effects of the damage caused to the environment, including land reclamation and restoration;

17.2.2	transportation and storage of goods delivered to the location of Production;

17.2.3	Contractor’s property used during the Production, including any property in lease or financial lease; and

17.2.4	general Third-Party liability.

17.3	The Contractor shall insure against its civil liability for injury or death of its employees while on labor duty as required by the effective legislation of the Republic of Kazakhstan.

17.4	The Contractor shall select insurance companies at its sole discretion, subject to the Effective Legislation.

ARTICLE XVIII. ABANDONMENT AND ABANDONMENT FUND

18.1	Within two years of the effective date of this Contract, the Contractor shall provide for approval a damage control plan for the operations under the Contract, including an estimate of clean-up costs.

18.2	The abandonment plan shall provide for the dismantling and/or removal of facilities and equipment used in Petroleum Operations in the Contract Area and the return of used areas to a condition that permits the use of such areas for purposes similar to those uses existing prior to the commencement of Exploration operations under the Exploration Contract.

18.3	In order to ensure the complete funding of the compliance with the abandonment plan, the Contractor shall create an Abandonment Fund in the name of the Contractor, which will be created exclusively to cover the clean-up costs and expenses for site restoration. Payments to the Abandonment Fund shall be made annually by the Contractor in the amount of one percent (1%) of Operational Costs for Production to a special deposit account in any bank in the territory of the Republic and shall be included into the costs connected with the Hydrocarbon Production. The Abandonment Fund shall be used by the Contractor with the consent of the Competent Body approved by the Authorized Agency for the Study and Subsoil use.

18.4

If the Republic takes the decision to continue operation of all or some of the facilities transferred to it by the Contractor after the expiry of the Contract and to assume liability therefore, or if the Contract area upon decision of the Republic will be transferred to another Contractor so that to ensure the continuity of the operations, of which the Contractor is notified, the Contractor shall not be responsible for carrying out the abandonment and site restoration plans, and the right of ownership for all assets actually accumulated in the Abandonment Fund shall vest exclusively in the Republic.

18.5	Unless at least ninety (90) days prior to termination of the Contractor’s rights hereunder the Competent Body gives the Contractor a written notice as referred to in paragraph 18.4 hereof, the Contractor shall be responsible for carrying out the abandonment and site restoration plans and shall provide additional funding of the abandonment if the funds on the account are insufficient for this purpose.

18.6	If actual costs of abandonment exceed the size of the Abandonment Fund, then the Contractor shall provide additional funding of the abandonment.

18.7	If the Contractor has discharged in full its obligations under paragraph 18.5 and surplus funds remain in the Abandonment Fund after meeting the necessary costs, such surplus shall be transferred to the Contractor and shall be subject to inclusion into taxable income of the Contractor.

ARTICLE XIX. SUBSOIL AND ENVIRONMENTAL PROTECTION

19.1	In process of the execution of the Contract, the Contractor shall observe all requirements under the Current Legislation regulating the conservation of mineral resources and environment, and shall take all measures which are necessary to:

19.1.1	protect health and safety of the population;

19.1.2	enter into books and monitor all wells previously drilled within the Contract Area;

19.1.3	ensure efficient and multiple use of Mineral resources;

19.1.4	preserve wild landscapes and reclamation of disturbed and polluted land and of other geomorphologic structures;

19.1.5	preserve the properties of the energy state of the top portions of the subsoil with a view to preventing an earthquake, landslide, underflooding, and soil subsidence;

19.1.6	protect the subsoil against negative factors reducing the quality of the subsoil and impeding the development of Fields;

19.1.7	protect the subsoil against any material damage that is above an acceptable level in accordance with international technical standards and operating practices; and

19.1.8	comply with environmental requirements when storing and disposing of industrial and domestic waste in order to prevent its accumulation within drainage and subsurface water occurrence areas.

19.2	The Contractor shall ensure the compliance with the Current Legislation regulating the subsoil and environment protection, and in the course of Production, the Contractor shall meet the following as a matter of priority:

19.2.1	environmental requirements:

19.2.1.1	protection of the environment;

19.2.1.2	prevention the man-made desertification of land;

19.2.1.3	prevention of water and wind erosion of the soil;

19.2.1.4	isolation of permeable and freshwater horizons to prevent them from being polluted;

19.2.1.5	prevention of the depletion and pollution of underground water;

19.2.1.6	industrial monitoring of the environment in accordance with programs approved by state agencies in the area of environmental protection;

19.2.1.7	other requirements of the legislation on the subsoil use, and environmental protection.

19.2.2	requirements in the area of protection of the subsoil:

19.2.2.1	ensuring the completeness of the forestalled geological study of the Subsoil for an accurate assessment of the size and structure of Hydrocarbon reserves, Field and Subsoil blocks granted for subsoil use operations, including for purposes not associated with Production;

19.2.2.2	ensuring the sustained and comprehensive subsoil use resources at all stages of Production;

19.2.2.3	ensuring the completeness of extraction of Hydrocarbons;

19.2.2.4	an accurate record of the reserves of principal and accompanying minerals and associated components both recoverable and remaining in the Subsoil, including the products of Processing of Hydrocarbons and production waste from Field development;

19.2.2.5	using the Subsoil in accordance with the requirements of the environmental legislation of the State that protect the Subsoil against effect of dangerous man-made processes associated with Production;

19.2.2.6	protection of the Subsoil against floods, fires, explosions, sloughing of superincumbent rock, and other disasters which reduce its quality or complicate the operation and development of the Field;

19.2.2.7	prevention of pollution of the Subsoil in the course of Hydrocarbon Production;

19.2.2.8	compliance with the procedures established by Article XXII of the Contract regarding the suspension and termination of Hydrocarbon Production and by Article XVIII of the Contract regarding the abandonment of facilities at the developed Field; and

19.2.2.9	compliance with the sanitary and environmental requirements when storing and disposing of industrial and domestic waste in order to prevent its accumulation within drainage and subsurface water occurrence areas;

19.2.3	sanitary requirements:

19.2.3.1	setting up a sanitary protection area;

19.2.3.2	development of the sanitary protection area;

19.2.3.3	all equipment, pipelines, used chemicals, etc. must be approved by agencies for sanitary and epidemiologic supervision;

19.2.3.4	carrying out sanitary measures as to maintaining the proper sanitary condition, and preventing occupational deceases and injuries;

19.2.3.5	creating favorable conditions for the employee health promotion;

19.2.3.6	The Contractor shall ensure the completeness and reliability of geological, hydrogeological, ecological, engineering/geological, and technological study of the facilities of Hydrocarbons Production.

19.3	In the course of production under In performance of this Contract, the Contractor shall take into account that the mandatory ecological requirement to the conduct of subsoil use operations is obtaining a positive opinion of the state expert examination on the conduct of such operations and nature use licenses issued on the basis thereof by executive agencies in charge with the matters of environmental protection.

The subsoil user shall be obliged to ensure that all pre-project and project documentation is submitted for a state environmental expert examination, such documentation to contain an assessment of the impact of the planned operations on the environment and an “Environmental Protection” section including measures to be taken during the production period and the termination of subsoil use operations or temporary shutdown of field development.

19.4	The Contractor must monitor the Subsoil and environment with a view to studying the impact thereon of its operations hereunder and to taking measures as to prompt elimination of any negative impact. Data obtained in such industrial monitoring and environmental impact reports shall be submitted to the authorized agency for environmental protection.

19.5	The Contractor must deal with any disturbed condition of the environment, carry out recovery work, and fully compensate any damage caused to the nature.

19.6	The authorized agencies for environmental protection shall be in charge with the state monitoring of the compliance with the legislation on the protection of subsoil and environment.

19.7	The Contractor shall take measures as to the preservation of the condition of the environment within the Contract Area.

19.8	After the expiry of the Contract or during a stage-by-stage relinquishment of the Contract Area, the Contractor shall surrender the Contract Area in a condition allowing its further use exactly as intended in accordance with the legislation of the Republic.

19.9	Any disturbance (worsening) of the environmental condition and the Contract Area itself throughout the term of this Contract shall be eliminated at the Contractor’s expense up to a condition allowing its further use exactly as intended.

19.10	In the event of emissions (discharge) into the environment above the allowable level, or occurrence of accidents or emergencies, the Contractor must promptly notify the Central Executive Agency for environmental protection to that effect and take measures as to the elimination of consequences and reparation of damage.

ARTICLE XX. PUBLIC AND PERSONNEL SAFETY

20.1	When conducting Production in accordance with this Contract, the Contractor shall comply with the rules and standards governing industrial safety and public safety as established by the

Current Legislation, and shall take all reasonable effort for the prevention and remedying of accidents and occupational diseases of the Contractor’s employees.

20.2	It’s forbidden to conduct production in the circumstances if it constitutes a threat for the life and health of people.

20.3	State monitoring of compliance with the regulations and norms for technical safety and industrial sanitation during Production shall be carried out by the authorized state agencies to the extent of their respective competencies.

20.4	The main requirements for safety production are:

20.4.1	permit to work only specially trained and qualified persons, and for mining management—only appropriately educated persons who have an appropriate qualification, and have an practical experience for specialty, and who passed the qualification examinations for the knowledge of the rules of technical operation of the equipment and the industrial safety rules;

20.4.2	provide people employed in Exploration and Production with special clothing, and personal and collective protective equipment;

20.4.3	use certified machines, equipment, and materials permitted for industrial use in accordance with the legislation of the Republic of Kazakhstan and sanitary standards;

20.4.4	record, properly store and expend explosive substances and devices, and use them correctly and safely;

20.4.5	carry out a range of geological, mine-surveying, and other observations required to ensure the technological cycle of operations and forecast dangerous situations;

20.4.6	in a timely manner, determine and insert in mining plans of dangerous areas;

20.4.7	in a timely manner, update the technical documentation and accident action plans with data clarifying the boundaries of safety zone;

20.4.8	comply with projects and flowcharts of Development of the Field;

20.4.9	take sanitary and hygiene measures in order to prevent occupational diseases and poisoning;

20.4.10	organize laboratory and instrumental control over the condition of air in the working area, and over dangerous negative physical industrial factors at workplaces (such as noise, vibration, microclimate, hardness, and intensity of work, etc.);

20.4.11	provide the employees with quality drinking water in volumes required by standards, and with the entire set of sanitary and daily life premises in accordance with the standards.

20.5	In the event there is a threat of an industrial accident or a direct threat to the life and health of the Contractor’s employees and/or the general public, the Contractor’s officials shall immediately take all reasonable prevention measures, including, as required by the circumstances, suspending operations, transporting people who are at risk to a safe place, and informing the relevant State Agency and local executive bodies of the situation occurred.

20.6	The Contractor shall redress an injury suffered by an employee while he fulfills his Contractual and labor duties in accordance with the Current Legislation of the Republic.

20.7	Officer at fault for failure to comply or improper compliance with the existing norms, standards, and rules, or for creating conditions and preconditions for accidents, disasters or calamities, or for failure to take measures to protect the population, environment, or business facilities against natural or man-caused emergencies, or for other unlawful actions shall be held liable in accordance with the legislation of the Republic of Kazakhstan.

ARTICLE XXI. PARTIES’ LIABILITY FOR BREACHING THE TERMS OF THE CONTRACT

21.1	Each of the Parties shall be fully liable to one another for the consequences of their breach of this Contract in accordance with the Current Legislation.

21.2	The Republic and Contractor shall be fully liable to one another for the consequences of transactions or conduct breaching the terms and conditions hereof in accordance with the Current Legislation.

21.3	Persons at fault for violation of the Subsoil Use Legislation, shall bear the disciplinary, material, administrative, or criminal liability established by law.

ARTICLE XXII. SUSPENSION, EARLY TERMINATION, AND TERMINATION

22.1	At any time, if in the opinion of the Contractor, acting reasonably and in good faith, circumstances do not warrant continuation of Production, the Contractor, by giving not less than ninety (90) Days’ written notice to that effect to the Competent Authority, along with providing a draft termination agreement, may relinquish its rights and be relieved of its obligations under the Contract, except such rights and obligations as relate to the period immediately prior to such relinquishment, including any obligation under Article 19.1.

22.2	The Competent Body obligatory suspend the Contract, by a written notice to the Contractor (the “Suspension Notice”), if:

a direct threat has arisen to the life or health of people who work or reside in the area affected by the operations relating to the Contract;

22.2.1.	The Competent Body may suspend this Contract by the Suspension Notice to the Contractor, if:

22.2.1.1.	the Contractor has performed any operations not stipulated by either Work Program or Contract, subject to the provisions of this Contract;

22.2.1.2.	while conducting its operations, the Contractor has repeatedly violated the legislation of the Republic to the extent it applies to the protection of subsoil, environment, and safe operations;

22.2.1.3.	while conducting its operations, the Contractor has not complied with the procedure for payment of taxes and other mandatory payments as stipulated in the Contract;

22.2.1.4.	the Contractor’s rights hereunder have been transferred in whole or in part to a third party in violation of the provisions of Article XXV of this Contract and of the Effective Legislation;

22.2.1.5.	the Contractor has interrupted its operations under the Work Program for a period exceeding one hundred and eighty (180) days, except when such interruption was caused by Force Majeure Events; or

22.2.1.6.	the Contractor has repeatedly violated the Contract provisions regulating the Contractor’s use of Kazakhstani goods, work, services, or personnel.

22.3	Prior to the Suspension Notice, the Competent Body must give a written notice to the Contractor on breaches revealed (the “Breach Notice”) and receive written explanations from the Contractor of the reasons of such breaches.

22.4	In the event that: (i) the reasons of the breaches cannot be cured without suspending the Production, or (ii) the Contractor within ten days of receipt of the Breach Notice has not explained the reasons of such breaches, the Competent Body may suspend Production hereunder by giving a substantiated Suspension Notice to the Contractor, which Suspension Notice shall provide for a reasonable period to cure such reasons (the “Cure Period”).

22.5	Once the reasons which entailed the suspension of Production have been cured, the Contractor shall be notified in writing by the

Competent Body or by the authorized agency for the study and use of the subsoil that the Contract is resumed and the Contractor may continue Production thereunder.

22.6	Subject to the remaining provisions of this Article 22, the Contract shall pre-term terminate, provided that the Competent Body gives a written notice (the “Notice of Termination”) to the Contractor only if:

22.6.1.	The Contractor has unreasonably refused to cure the reasons caused the decision to suspend the Production, or has failed to cure the same within a period reasonably sufficient for curing such reasons (if the Contractor did not send on a timely basis a reasonably substantiated request with the Competent Body seeking an extension of the Cure Period);

22.6.2.	The Contractor has failed to proceed with the Production within the period stipulated by the Contract;

22.6.3.	The reasons caused the suspension of Production and relating to a threat to the health and life of people cannot be cured; or the Contractor has materially breached the obligations stated by the Contract and Work Program;

22.6.4.	The Contractor is a bankrupt for the purposes of the Current Legislation, except when the right to use the subsoil granted to the Contractor hereunder is pledged; or

22.6.5.	The Contract has been declared invalid under the legislation.

22.7.	The Contract shall terminate based on the reasons specified in the paragraph 22.6 of the Contract, sixty (60) days after the Contractor receives a written notification from the Competent body about an early termination of the Contract.

22.8.	Having received a Notice of Termination from the Competent Body, the Contractor may exercise its rights to refer to arbitration under Article 27.1, and reference by the Contractor of any matter to arbitration shall immediately suspend the Notice of Termination in accordance with this Contract, a regulation, or on other grounds.

22.9.	The Parties shall not be released from their existing obligations which remained unfulfilled by the time the Contractor was notified of termination of the Contract.

ARTICLE XXIII. FORCE MAJEURE

23.1	Neither Party shall be liable if as a result of Force Majeure such Party is rendered unable to carry out its obligations under the Contract or such Party’s performance under the Contract is rendered inadequate, and the obligations of such Party so far as and to the extent that the same are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused.

23.2	If Force Majeure has occurred, the affected Party shall notify the other Party to that effect within fourteen (14) days of becoming aware of such Force Majeure, by delivering or mailing a notice specifying the date of commencement and giving particulars of Force Majeure.

23.3	If Force Majeure occurs, the Parties shall promptly meet to discuss the ways of resolution of the situation, and shall use all effort to mitigate the consequences of such event. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economically reasonable manner.

23.4	If the performance of this Contract has been suspended in whole or in part due to Force Majeure, the term for such performance shall be extended by the duration of Force Majeure, and also by a period as may be necessary for the restoration of any damage done during such period.

23.5

“Force Majeure” shall mean extraordinary circumstances, which could not be foreseen under the existing conditions and are beyond the reasonable control of the affected Party, including natural disasters, work stoppages caused by the need to protect the natural environment, wars (whether declared or undeclared) or other military, terrorist or guerrilla activity, labor disputes, rebellion or riot, civil commotion, and other reasons that may constitute Force Majeure for the purposes of the Current Legislation, including international treaties to which the Republic of Kazakhstan is a party, and including circumstances lawfully and legitimately declared as Force Majeure by the Chamber of Industry and Trade of the Republic of Kazakhstan.

ARTICLE XXIV. CONFIDENTIALITY

24.1	Subject to the provisions of the Contract, the Parties agree that this Contract (or drafts thereof) and its terms, and all information and Data, including geological data, acquired or obtained by any Party in the course of performance of this Contract shall be considered confidential. The Parties may use Confidential Information when drawing up reports as may be required by the Current Legislation of the Republic.

24.2	No Party may transfer or disclose Confidential Information to Third Parties without the consent of the other Party, except and shall be kept confidential and not be disclosed to any Person not a Party to the Contract, except:

24.2.1	a disclosure to an Affiliate, provided that such Affiliate maintains confidentiality as provided herein;

24.2.2	when such information is used in court proceedings;

24.2.3	when information is disclosed to a Third Party rendering services to the Contractor, provided that such Third Party undertakes to treat such information as confidential and only use it for the purposes and during the term determined by the Parties;

24.2.4	where information is disclosed to a bank or other financial organization from which the Contractor receives funding, provided that such bank or other financial organization undertakes to treat such information as confidential and only use it for the purposes specified;

24.2.5	to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

24.2.6	to its respective employees for the purposes of Petroleum Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential; and

24.2.7	to the extent that any data or information which, through no fault of a Party, becomes a part of the public domain.

24.3	The Parties, according to legislation of the state set the Confidentiality period with respect to all documents, information, and reports relating to the Petroleum Operations.

ARTICLE XXV. TRANSFER OF RIGHTS AND OBLIGATIONS

25.1	Transfer of subsoil use right by subsoil user fully or partially to a third party, for the fee or without fee’s charge, including transfer as a contribution to charter capital of establishing legal entity, transfer of subsoil use right as a part of selling property complex in the course of bankruptcy proceeding for subsoil user, or in the course of privatization of subsoil users-state companies, as well as pledge of subsoil use right, is a subject to the written consent of the Competent Body. The Competent Body shall issue consent or reasonably withhold its consent within forty five days of file an application for such consent.

25.2	Having decided to assign its Subsoil Use Right or a part thereof, the Contractor shall give a notice to the Competent Body to that effect, and such notice shall contain a request for the consent of the Competent Body and shall be attached with: (a) a copy of the draft agreement on the transfer or pledge and/or (b) financial statements and other evidences reasonably satisfactory to the Competent Body with respect to matters set forth in Article 25.4.1. The Competent Body shall decide to issue or withhold its consent to the transfer of the subsoil use right based on the Contractor’s request and attached information on the proposed transferee being an individual or legal entity.

25.3

The Competent Body may withhold its consent to the transfer of the subsoil use right if the proposed transferee is incapable of fulfilling the obligations in whole or in part (if the subsoil use right is transferred in part) assumed by the Contractor hereunder, or if the Contractor has willfully provided false information to the Competent Body. If the consent to the transfer of the subsoil use right is unreasonably withheld, this may be challenge in accordance with the legislation of the Republic of Kazakhstan.

25.4	The Contractor may assign all or part of its Subsoil Use Right under the Contract to a Third Party provided that the assignee:

25.4.1	has, either itself or through a guarantor, the technical and financial ability to perform the obligations to be assumed by it under the Contract;

25.4.2	accepts and assumes all of the terms and conditions of the Contract, including any amendments which may be concluded by the Parties hereto;

25.4.3	is an entity with which the Republic can legally do business.

25.5	The transfer of the subsoil use right shall be deemed to have been completed from the time of registration of the appropriate amendments to the Contract.

25.6	All costs associated with the transfer of rights hereunder shall borne by the Contractor or its assignee, and the Republic shall not be under obligation to reimburse such costs.

25.7	Until the Contractor holds any interest in the Contract, the Contractor shall bear joint and several liability hereunder with the Third Party to which the Contractor transferred its rights and obligations under the Contract.

25.8.	The Republic shall have the priority right before the other party of the Contract or participants of legal entity, possessing the subsoil use right, and other third parties, for acquisition of the alienated subsurface use right (or its part) and/or partnership share (block of shares) of the legal entity, possessing the subsurface use right, as well as the legal entity that has an opportunity directly or indirectly govern the decisions and (or) affect to the decisions taken by the subsoil users, if principal activity of this legal entity referred to subsoil use in the Republic of Kazakhstan, on the terms not worse than the terms proposed by other buyers.

ARTICLE XXVI. APPLICABLE LAW

26.1	This Contract shall be governed by, and interpreted and construed in accordance with legislation of the Republic, which shall apply in accordance with the terms and provisions of this Contract.

26.2	The Parties shall cooperate in every possible way in order to achieve the objectives of the Contract.

26.3	The Contractor hereby agrees to comply with the Republic’s international commitments in the area of environmental protection within the Contract Area and areas adjacent thereto.

ARTICLE XXVII. DISPUTE RESOLUTION

27.1	In the event of any difference or dispute arising out of or in connection with this Agreement between any of the Parties, any Party may notify the other Party(ies) of the nature of the dispute and the parties to the dispute (the “Parties to the Dispute”) shall first in good faith and using all reasonable efforts seek to settle the dispute amicably through negotiation between senior executives of the Parties to the Dispute who have the authority to settle the dispute. Within [twenty (20)] Days after delivery of said notice, such senior executives of all Parties to the Dispute shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within [sixty (60)] Days of the disputing Party’s notice, or if the Parties to the Dispute fail to meet within [twenty (20)] Days, any Party to the Dispute may initiate arbitration of the dispute as provided hereinafter in Article 28.2. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least [five (5)] Days notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Article 27.1 are confidential and shall be treated as compromise and settlement negotiations for all purposes including the admission of evidence in any subsequent proceeding.

27.2	The Republic hereby consents to submit to the International Centre for the Settlement of Investment Disputes (the “Centre”) any dispute arising under this Contract for settlement by arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States of 18th March 1965 (the “Convention”).

(i)	It is hereby stipulated that matters giving rise to disputes under this Contract constitute matters “arising directly out of an investment” for all purposes of the Convention.

(ii)	The party initiating an arbitration pursuant to this Article 27.2 shall nominate one arbitrator, and the other party shall nominate one arbitrator within 30 days of the nomination of the initial arbitrator, and the two arbitrators so nominated shall agree on a third arbitrator within thirty (30) calendar days after the nomination of the second arbitrator. Should either nominating Party fail within the time designated therefore to nominate their arbitrator, or should the two nominated arbitrators fail, within the 30-day time period specified above, to reach an agreement on the third arbitrator, then the arbitrators who have not been so nominated or agreed shall be appointed by the Chairman of the Administrative Council of the Centre within 30 days of such 30-day period.

(iii)	Any arbitration proceeding shall be conducted in accordance with the Arbitration Rules of the Centre in effect on the date on which the proceeding is instituted.

(iv)	The venue for arbitration shall be agreed upon by the Parties, and failing such agreement within thirty (30) Days of the date of notice on referring the matter to arbitration in accordance with this document, the venue for arbitration shall be Stockholm, Sweden.

(v)	Without prejudice to the power of the arbitral tribunal to recommend provisional measures, any party to an arbitration pursuant to this Article 27.2 may request any judicial or other authority to order any provisional or conservatory measure, including injunctive or other interim relief, prior to the institution of the arbitration proceeding, or during the proceeding, for the preservation of their rights and interest.

(vi)	It is hereby agreed that the right to refer a dispute to the Centre pursuant to this Agreement shall not be prejudiced by the fact that either Party initiating arbitration pursuant to this Article 27.2 has received full or partial compensation from any third party with respect to any loss or injury that is the subject of the dispute.

(vii)	The award of the arbitrators shall be final and binding upon the parties to the arbitration and all rights of appeal are hereby excluded. The award may be enforced by any court of competent jurisdiction or other competent authority.

27.3	The Republic hereby irrevocably waives any right to rely on sovereign immunity in respect of arbitral proceedings under this Article 27 and further waives immunity:

(i)	in respect of proceedings to enforce any such award or decision including immunity from service of process and from the jurisdiction of any court; and

(ii)	in respect of immunity from the execution of any such award or decision against the property or assets of the Republic being property or assets not being used for a commercial purpose.

ARTICLE XXIX. LANGUAGE OF CONTRACT

28.1	The text of this Contract shall be prepared in three (3) originals in the Kazakh language, in three (3) originals in the Russian language, and in three (3) originals in the English language, each having equal legal force and effect, and all copies agree.

28.2	In the event of differences or disputes between the versions of this Contract, the Russian version shall prevail for interpretative purposes and shall be used as the authentic version to determine the rights and obligations of the Parties.

28.3	All technical documentation, and information relating to the Production shall be maintained in both the Kazakh and Russian languages.

ARTICLE XXIX. FURTHER CONDITIONS

29.1	All notices and documents required in connection with the performance hereunder shall be deemed to have been properly presented and delivered to each of the Parties hereto only once received.

29.2	Notices and documents shall be delivered in person or by mail, registered airmail, fax, telex or telegraph at the following addresses:

Competent Body:

The Ministry of Energy and Mineral Resources

of the Republic of Kazakhstan

010000 Astana,

Republic of Kazakhstan

Tel: 8(3172) 979801

Fax: 8(3172) 976865

Attention: Minister/First Vice Minister

Contractor:

JSC “Caspi Neft TME”

50A Gaziza Zhubanova St.,

Aktobe, Republic of Kazakhstan

Tel: 8(3132) 595378

Fax: 8(3132) 595388

Attention: President & General Manager

29.3	If any address stated herein is changed, the Parties shall notify each other in writing to that effect.

29.4	Any Notice served in person shall be deemed given at the time of written acknowledgment of this Notice by the office of the Competent Body (in the case of the Republic), or by the Chairman or President & General Manager, or a person duly authorized by the Chairman (in the case of the Contractor). Any Notice served by fax shall be deemed given at the time of transmission if a clean and correct transmission report is obtained by the sender and if the original is sent by courier within five (5) Days after dispatch. Any Notice, when sent by international courier from one country to another country, shall be deemed given within seven (7) Days after dispatch or on the next Day after dispatch when sent by intra-country courier. In proving the giving of Notice, it shall be sufficient to prove by way of affidavit that the Notice was properly addressed and sent by fax or courier, as the case may be.

29.5	If any Notice is sent or delivered to the recipient on a Day which is not a business Day, or after 5:00 p.m. on any such business Day, such Notice shall be deemed to be duly sent or received by the recipient at 9:00 a.m. on the first such business Day thereafter.

29.6	In the event of any assignment in accordance with Article XXVI of this Contract, the assigning Party shall procure that the incoming Party nominate by Notice to the others one (1) entity to be the recipient of all Notices.

29.7	This Contract embodies the entire agreement and understanding between the Republic and the Contractor relative to the subject matter hereof, and supersedes and replaces any provisions on the same subject in any other agreement between the Parties, whether written or oral, prior to the Effective Date of this Contract.

29.8	This Contract may not be amended, modified, varied or supplemented, except by an instrument in writing signed by the duly authorized representatives of the Parties. Such instrument shall form an integral part of this Contract.

29.9	If one or more of the provisions of this Contract are held to be invalid, illegal or unenforceable in any respect and for any reason under Current Legislation, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Contract shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect. To the extent any such invalid provision affects the economic circumstances or positions of the Parties, then the Parties shall negotiate in good faith to restore the Parties to their economic positions under the Contract as applicable prior to the exclusion of such illegal, unenforceable, or invalid provision from the Contract.

29.10	The performance and/or delay of any obligation to be performed under this Contract shall not be deemed to have been waived or postponed, except by notice in writing signed by the Party granting such waiver or postponement.

29.11	Any waiver of an obligation of a Party must be in writing and signed by duly authorized representatives of all of the Parties. Enforcement of any of the provisions of this Contract shall not be affected by any previous waiver, course of dealing or failure to exercise a remedy. Election of any particular remedy shall not be exclusive of any other, except as expressly provided herein.

29.12	All annexes to this Contract shall form integral part hereof. In the event of any discrepancies between provisions of such annexes and the Contract itself, the Contract shall prevail.

This Contract is executed this 29th day of December 2006.

«Competent Body»		«Contractor»

Ministry of Energy of the Republic		Caspi Neft TME JSC
and Mineral Resources
of the Republic of Kazakhstan

Signature:	/s/ B.S. Izmyhambetov	Signature:	/s/ S. I. Paltseva
Title:	Minister	Title:	Vice-President on Legal Affairs
Name:	B.S. Izmyhambetov	Name:	S. I. Paltseva